Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	Ceridian HCM Holding Inc. [CDAY]

Date of Earliest Transaction Required to be Reported (Month/Day/Year):	August 28, 2020

Footnotes to Form 4

(1) This report is filed by the following Reporting Persons: THL Holdco, LLC (“THL Holdco”), Thomas H. Lee Partners, L.P. (“THL Partners”), Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VI, L.P. (“THL Equity VI”); Thomas H. Lee Parallel Fund VI, L.P. (“Parallel Fund VI”); Thomas H. Lee Parallel (DT) Fund VI, L.P. (“DT Fund VI”); THL Equity Fund VI Investors (Ceridian), L.P. (“Ceridian I”); THL Equity Fund VI Investors (Ceridian) II, L.P. (“Ceridian II”); THL Equity Fund VI Investors (Ceridian) III, LLC (“Ceridian III”); THL Equity Fund VI Investors (Ceridian) IV, LLC (“Ceridian IV”); THL Equity Fund VI Investors (Ceridian) V, LLC (“Ceridian V”),  THL Equity Fund VI Investors (Ceridian) VI, LP, (“Ceridian VI” and together with Ceridian I, Ceridian II, Ceridian III, Ceridian IV and Ceridian V, the “Ceridian Funds”); THL Coinvestment Partners, L.P. (“THL Coinvestment”); THL Operating Partners, L.P. (“THL Operating”); Great-West Investors LP (“Great-West”); Putnam Investments Employees’ Securities Company III LLC (“Putnam III”) (collectively with their affiliates, the “THL Funds”); Thomas M. Hagerty; and Gnaneshwar B. Rao. This Form 4 is in two parts and is jointly filed with the Reporting Persons in both parts. See Remarks.

(2) THL Holdco is the managing member of THL Advisors, which in turn is the general partner of THL Partners, which in turn is the general partner of THL Coinvestment and THL Operating. THL Advisors is attorney in fact for Great-West Investors LP and Putnam Investments LLC, which is the managing member of Putnam III with respect to the shares of common stock they hold. THL Equity Advisors VI, LLC is the general partner of the Ceridian Funds. Solely for purposes of Section 16 of the Exchange Act, the THL Funds may be deemed directors by deputization.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities listed in this report, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for the purpose of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.

(4) Represents shares of common stock of the Issuer directly held and sold by the following entities: 2,075,048 shares held by THL Equity VI; 1,405,112 shares held by Parallel Fund VI; 245,445 shares held by DT Fund VI; 2,100,544 shares held by Ceridian I; 939,575 shares held by Ceridian II; 36,820 shares held by Ceridian III; 52,595 shares held by Ceridian IV; 11,214 shares held by Ceridian V; 311,155 shares held by Ceridian VI; 14,089 shares held by THL Coinvestment; 4,519 shares held by THL Operating; 10,620 shares held by Great-West (not including 2,318 shares held by Great-West that are not indirectly held by THL Advisors); and 10,611 shares held by Putnam III.

(5) Following the sale, no shares of common stock of the Issuer are directly held by the THL Funds.

(6) Includes 34,781 shares of common stock received by Mr. Rao for his own personal benefit and 4,043 RSUs held for the benefit of the THL Funds.

(7) Represents shares of common stock received by Mr. Hagerty for his own personal benefit.

(8) Represents shares of common stock received by Mr. Hagerty’s trust.

(9) Messrs. Hagerty and Rao are Managing Directors of THL Partners. Pursuant to the operative agreements among certain of the THL Funds, any securities issued to persons serving as directors of portfolio companies of the THL Funds, such as the Issuer, are held for the benefit of the THL Funds.